Exhibit 99.1

www.casipharmaceuticals.com

FOR IMMEDIATE RELEASE

CASI PHARMACEUTICALS REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

ROCKVILLE, MD. (November 14, 2016) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a biopharmaceutical company dedicated to innovative therapeutics addressing cancer and other unmet medical needs, today reported financial results for the three and nine months ended September 30, 2016.

As of September 30, 2016, CASI had cash and cash equivalents of approximately $24.1 million.

CASI reported a net loss for the third quarter of 2016 of ($1.7 million), or ($0.03) per share. This compares with a net loss of ($1.6 million), or ($0.05) per share, for the same period last year. For the first nine months of 2016, the reported net loss was ($6.8 million), or ($0.15) per share as compared to ($5.5 million), or ($0.17) per share for the first nine months of 2015.

Commenting on these results, Sara B. Capitelli, CASI’s Vice President, Finance, said, “Our third quarter 2016 financial results were in line with expectations. Research and development expenses increased during the 2016 period compared with the previous year primarily due to costs associated with our ENMD-2076 fibrolamellar carcinoma trial which began in late 2015. As we continue to execute our regulatory, clinical and business development plan, we expect operating expenses to increase for the remainder of 2016.”

Ken K. Ren, Ph.D., CASI’s Chief Executive Officer, stated, “I am pleased with our third quarter financial results. In October, we completed the last closing ($7.8 million) of our previously announced financing, and also completed an additional $3.0 million financing. Participants in the financing included our existing shareholders represented on our Board of Directors. In addition to a positive financial outlook, we look forward to further advancing our proprietary clinical candidate ENMD-2076, as well as MARQIBO®, ZEVALIN® and EVOMELA® in China, and securing additional in-license assets to expand our pipeline. Proceeds from the recent financings will help accelerate these activities.”

About CASI Pharmaceuticals, Inc.

CASI is a biopharmaceutical company focused on the acquisition, development and commercialization of innovative therapeutics addressing cancer and other unmet medical needs for the global market, with a commercial focus in China. The Company intends to become a leading fully-integrated pharmaceutical company conducting clinical development activities internationally, primarily in China, U.S. and Canada, and commercializing in China, and with partners in the rest of the world. CASI’s product pipeline includes (1) our lead proprietary drug candidate, ENMD-2076, a selective angiogenic kinase inhibitor currently in multiple Phase 2 oncology studies, (2) greater China rights to MARQIBO® (vinCRIStine sulfate LIPOSOME injection), EVOMELA® (melphalan) for Injection and ZEVALIN® (ibritumomab tiuxetan), all FDA approved drugs in-licensed from Spectrum currently in various stages of the regulatory process for market approval in China, and (3) proprietary early-stage candidates in preclinical development. CASI is headquartered in Rockville, Maryland and has a wholly owned subsidiary and R&D operations in Beijing, China. More information on CASI is available at www.casipharmaceuticals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

CASI Pharmaceuticals, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals, including, without limitation, with respect to the closing of the private placement offering and the anticipated use of the net proceeds. Forward looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the volatility in the market price of our common stock; risks relating to interests of our largest stockholders that differ from our other stockholders; the risk of substantial dilution of existing stockholders in future stock issuances, including as a result of the closing of the private placement offering; the difficulty of executing our business strategy in China; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development; the risk that results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

MARQIBO®, EVOMELA® and ZEVALIN® are proprietary to Spectrum Pharmaceuticals, Inc. and its affiliates.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Torrey Hills Capital Jim Macdonald 858.456.7300 jmacdonald@torreyhillscapital.com

(Financial Table Attached)

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CASI PHARMACEUTICALS, INC. SUMMARY OF OPERATING RESULTS

Three Months Ended September 30,

	2016	2015
Total revenues	$-	$-

Research and development	$1,013,929	$942,338

General and administrative	$676,927	$673,910

Net loss	$(1,693,492)	$(1,604,904)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.03)	$(0.05)

Weighted average number of shares outstanding (basic and diluted)	49,227,983	32,455,811

Cash and cash equivalents	$24,137,329	$6,423,920

Nine Months Ended September 30,

	2016	2015
Total revenues	$-	$47,712

Research and development	$3,395,362	$3,030,648

General and administrative	$3,356,804	$2,459,024

Net loss	$(6,779,728)	$(5,503,724)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.15)	$(0.17)

Weighted average number of shares outstanding (basic and diluted)	44,132,599	32,445,811

Cash and cash equivalents	$24,137,329	$6,423,920

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